Exhibit 10.12

FIRST AMENDMENT TO SUBLEASE

THIS FIRST AMENDMENT TO SUBLEASE (“First Amendment”) is entered into as of October 30, 2006 by and between Oracle USA, Inc., a Colorado corporation (“Sublandlord”) and Wageworks, Inc., a Delaware corporation (“Subtenant”), with reference to the following facts:

A.         Pursuant to the provisions of that certain Sublease dated as of September 13, 2006 (the “Sublease”), Sublandlord subleased to Subtenant certain space consisting of an aggregate of 38,249 rentable square feet comprised of (i) approximately 36,008 rentable square feet of space located on the fourth (4th) floor, and (ii) 2,241 rentable square feet located on the first (1st) floor of the building located at 1100 Park Place, San Mateo, California (the “Building”).

B.         Section 16.1 of the Sublease inaccurately states that Sublandlord will perform the First Floor Sublandlord Work prior to the Commencement Date, and the parties desire to correct this error.

C.         Pursuant to the provisions of Section l6.2(c)(i) of the Sublease, Sublandlord granted to Subtenant an Improvement Allowance (defined as the “Allowance”) in the amount of $60.00 per rentable square foot of the First Floor Space and $45.00 per rentable square foot of the Fourth Floor Space; however, the Sublease inaccurately calculates the aggregate Allowance, and the parties desire to correct this error.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows (capitalized terms used herein but not herein defined shall have the meaning given them in the Sublease):

1.         Incorporation of Recitals.   Recitals A, B and C above are incorporated herein by reference.

2.         Revision of Section 16.1; Commencement Date.   Section 16.1 of the Sublease is amended by deleting the phrase “prior to the Commencement Date” from the seventh (7th) and eighth (8th) lines. For avoidance of doubt, the parties agree that the Commencement Date under the Sublease is October 16, 2006.

3.         Revision of Section 16.2(c)(i).   The first (1st) sentence of Section 16.2(c)(i) of the Sublease is hereby deleted and replaced with the following:

“Provided Subtenant is not in default hereunder, beyond any applicable notice and cure period, Sublandlord agrees to contribute $1,754,820.00 (the “Allowance”) towards the cost of design and construction of the initial Subtenant Improvements; the Allowance will be allocated among the First Floor Space and the Fourth Floor Space as follows: $134,460.00 (i.e., $60.00 per rentable square foot) will be applied to the design and construction of Subtenant Improvements in the First Floor Space, and $1,620,360.00 (i.e., $45.00 per rentable square foot) will be applied towards the design and construction of Subtenant Improvements in the Fourth Floor Space.”

4.         Status of Sublease.   Except as amended hereby, the Sublease is unchanged, and, as amended hereby, the Sublease remains in full force and effect.

IN WITNESS WHEREOF, Sublandlord and Subtenant have entered into this First Amendment as of the date first set forth above.

SUBLANDLORD:	ORACLE USA, INC., a Colorado corporation

By:	/s/ Randall W. Smith
Print Name:	Randall W. Smith
Title:	VP Real Estate & Facilities

SUBTENANT:	WAGEWORKS, INC., a Delaware corporation

By:	/s/ Kathleen R. McElwee
Print Name:	Kathleen R. McElwee
Title	CFO 11/17/06

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